Bitwise Ethereum ETF S-1/A

Exhibit 3.2

FIRST AMENDED AND RESTATED
DECLARATION OF TRUST AND TRUST AGREEMENT

OF

BITWISE ETHEREUM ETF

DATED AS OF MAY 28, 2024

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TABLE OF CONTENTS

(continued)

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BITWISE ETHEREUM ETF

FIRST AMENDED AND RESTATED
DECLARATION OF TRUST AND TRUST AGREEMENT

THIS FIRST AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT, dated as of May 28, 2024, between BITWISE INVESTMENT ADVISERS, LLC, a Delaware limited liability company, as sponsor, and CSC DELAWARE TRUST COMPANY, a Delaware trust company, as trustee.

W I T N E S S E T H:

WHEREAS, with the filing of a Certificate of Trust on February 16, 2024 and entry into that certain original trust agreement with the Trustee (the “Original Trust Agreement”), the Sponsor established a trust, to be known as the to be known as the “Bitwise Ethereum ETF” pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.); and

WHEREAS, the Sponsor and the Trustee desire to amend and restate the Original Trust Agreement; and

WHEREAS, the Sponsor desires to establish the terms on which ether may be deposited in the Trust; provide for the creation of shares representing fractional undivided beneficial interests in the net assets of the Trust; and provide owners of shares the ability to take delivery of ether in exchange for their shares; and

WHEREAS, the Sponsor desires to provide for other terms and conditions on which the Trust shall be established and administered, as hereinafter provided.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I.
NAME, PURPOSE AND DEFINITIONS

Section 1.01.      Name. The Trust shall be known as the “Bitwise Ethereum ETF.” The Sponsor and the Trustee shall conduct the business of the Trust under this name or any other name as the Sponsor may from time to time determine in its sole discretion. Any name change shall become effective on the execution by the Trustee of an instrument setting forth the new name and the filing of a Certificate of Amendment pursuant to Section 3811 (a)(2) of the Delaware Act. Any such instrument shall not require the approval of the Shareholders but shall have the status of an amendment to this Trust Agreement.

Section 1.02.      Purpose. The purpose of the Trust is to provide Shareholders with exposure to ether at a price that is reflective of the actual ether market in which investors can purchase or sell ether, less the expenses of the Trust’s operations. The Sponsor intends for the Trust to be operated and treated for U.S. federal income tax purposes as an “investment’ trust” as defined in Treasury Regulation Section 301.7701-4(c)(1) and to be treated as a “grantor trust” described in Sections 671-679 of the Code, as hereinafter defined. All provisions in this Trust Agreement are intended to be construed such that the Trust does not lose its status as an “investment’ trust” treated as a “grantor trust.” The Trust shall not take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes. It is not the intention of the Sponsor to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware Statutory Trust. The Trust shall be entitled to exercise all of the powers and privileges granted to a statutory trust formed under the laws of the State of Delaware, now or hereafter in force, except as otherwise provided herein.

Section 1.03.      Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

“Administrator” means any Person from time to time engaged to perform administration services for the Trust pursuant to authority delegated by the Sponsor.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Authorized Participant” means a person who (1) is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer or be a member of FINRA to engage in securities transactions, (2) is a participant in DTC and (3) has entered into an Authorized Participant Agreement. Only Authorized Participants may place orders to create or redeem one or more Creation Baskets.

“Authorized Participant Agreement” shall mean an agreement entered into by each Authorized Participant that provides the procedures for the creation and redemption of Creation Baskets and for the delivery of the ether and/or cash required for such creations and redemptions.

“Business Day” shall mean any day the Exchange is open for business and the Trust accepts creation and redemption orders for Creation Baskets.

“By-Laws” shall mean the By-Laws of the Trust, if any, as amended from time to time, which By-Laws are expressly herein incorporated by reference as part of the “governing instrument” within the meaning of the Delaware Act (as defined herein).

“Certificate of Trust” means the Certificate of Trust of the Trust in the form filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Act as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” and/or “Controlled” mean that the specified party, directly or indirectly, has the power to direct or cause the direction of the management and policies of an entity through the ownership of voting securities, by contract or otherwise.

“Creation Basket” shall mean a block of 10,000 Shares or such other amount as established from time to time by the Sponsor. Multiple blocks are called “Creation Baskets.”

“Custody Agreement (ether)” means a written agreement entered into by the Trust or Sponsor with an Ether Custodian providing for the deposit, safekeeping or delivery of ether held by the Trust and related services.

“Custody Agreement (cash)” means a written agreement entered into by the Trust or Sponsor with a Cash Custodian providing for the deposit, safekeeping or delivery of cash held by the Trust and related services.

“Delaware Act” shall mean the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.), as such statute may be amended or interpreted from time to time, and any legislative enactment that may replace or supersede such Act.

“DTC” shall mean the Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC will act as the securities depository for the Shares.

“DTC Participant” shall mean a Participant in DTC, such as a bank, broker, dealer or trust company.

“Cash Custodian” means an entity designated to act as custodian of the Trust’s cash pursuant to a written agreement with the Trust or Sponsor on behalf of the Trust.

“ether” shall mean the unit of account within the Ethereum network, which is based on the decentralized, open source protocol of a peer-to-peer network of computers running the software protocol underlying ether involved in maintaining the database of ether ownership and facilitating the transfer of ether among parties.

“Ether Custodian” means an entity designated to act as custodian of the Trust’s ether pursuant to a written agreement with the Trust or Sponsor on behalf of the Trust.

“Exchange” means the primary exchange or other securities market on which the Shares are listed for trading.

“Expenses” shall have the meaning assigned to such term in Section 3.06 herein.

“Incidental Rights” shall have the meaning assigned to such term in Section 2.10 herein.

“Indemnified Person” shall have the meaning assigned to such term in Section 3.06 herein.

“IR Assets” shall have the meaning assigned to such term in Section 2.10 herein.

“Person” means and includes individuals, corporations, partnerships, trusts, associations, joint ventures, estates and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof, whether domestic or foreign.

“Prospectus” shall have the meaning assigned to such term in Section 4.02(e) herein.

“Purchase Order” shall have the meaning assigned to such term in Section 2.08 herein.

“Purchase Order Date” shall have the meaning assigned to such terms in Section 2.08 herein.

“Redemption Basket” means the block of Shares that is redeemed in accordance with Section 2.09 hereof.

“Redemption Order” shall have the meaning assigned to such term in Section 2.09 herein.

“Redemption Order Date” shall have the meaning assigned to such term in Section 2.09 herein.

“Registered Owner” means the Person in whose name Shares are registered on the books of the Trust maintained for that purpose.

“Registration Statement” means the current registration statement of the Trust as filed with the SEC, either pending effectiveness or already effective, as the same may at any time and from time to time be amended or supplemented.

“SEC” means the U.S. Securities and Exchange Commission.

“Shareholder” means a record owner of at least one outstanding Share.

“Share” shall mean an equal proportionate unit of beneficial interest into which the beneficial interest of the Trust shall be divided. “Shares” includes fractions of Shares as well as whole Shares.

“Sponsor” means Bitwise Investment Advisers, LLC, or any entity into which it may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which it shall be a party, or any entity succeeding to all or substantially all of its business as sponsor of the Trust, or any successor Sponsor designated as such by operation of law or any successor Sponsor appointed as herein provided.

“Sponsor Agreement” means an agreement between the Trust and the Sponsor setting forth, among other things, the Sponsor’s compensation for its services as Sponsor of the Trust.

“Sponsor Indemnified Party” shall have the meaning assigned to such term in Section 4.06(c) herein.

“Trust” refers to Bitwise Ethereum ETF, a Delaware statutory trust established under the Delaware Act by the filing of the Certificate of Trust in the Office of the Secretary of State of the State of Delaware on February 16, 2024.

“Trust Agreement” shall mean this First Amended and Restated Declaration of Trust and Trust Agreement, as amended or restated from time to time.

“Trust Property” means the property of the Trust and, specifically, the ether and cash owned or held by or for the account of the Trust. As set forth in Section 2.10 herein, any Incidental Rights and IR Assets into which the Trust comes into possession shall not be considered Trust Property, but rather the property of the Sponsor.

“Trustee” refers to CSC Delaware Trust Company or any successor trustee designated as such by operation of law or appointed as herein, acting not in its individual capacity but solely as trustee of the Trust.

Section 1.04.     Grantor Trust. Notwithstanding any other provision of the Trust Agreement, nothing in this Trust Agreement, any Custody Agreement (cash or ether), the Sponsor Agreement or otherwise shall be construed to give the Trustee or Sponsor the power to vary the investment of the Shareholders (within the meaning of Treasury Regulation Section 301.7701-4(c) or any similar or successor provision of the Code or the regulations under the Code), nor shall the Sponsor give the Trustee any direction that would vary the investment of the Shareholders. Neither the Trustee nor the Sponsor shall be liable to any Person for any failure of the Trust to qualify as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Trustee’s or Sponsor’s responsibility for the administration of the Trust in accordance with this Trust Agreement.

ARTICLE II.

SHARES

Section 2.01.     Division of Beneficial Interest. The beneficial interest in the Trust shall be divided into Shares. Each Share of the Trust shall represent an equal beneficial interest in the net assets of the Trust, and each holder of Shares shall be entitled to receive such holder’s pro rata share of distributions of income and capital gains, if any.

All Shares issued hereunder shall be fully paid and non-assessable. No Share shall have any priority or preference over any other Share of the Trust. All distributions, if any, shall be made ratably among all Shareholders from the assets of the Trust according to the number of Shares held of record by such Shareholders on the record date for any distribution or on the date of termination of the Trust, as the case may be. Except as otherwise provided by the Sponsor, Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust. Every Shareholder, by virtue of having purchased or acquired a Share, shall have expressly consented and agreed to be bound by the terms of this Trust Agreement.

The Sponsor shall have full power and authority, in its sole discretion, without seeking the approval of the Trustee or the Shareholders (a) to establish and designate and to change in any manner and to fix such preferences, voting powers, rights, duties and privileges of the Trust as the Sponsor may from time to time determine, (b) to divide the beneficial interest in the Trust into an unlimited amount of Shares, with or without par value, as the Sponsor shall determine, (c) to issue Shares without limitation as to number (including fractional Shares), to such Persons and for such amount of consideration, subject to any restriction set forth in the By-Laws, if any, at such time or times and on such terms as the Sponsor may deem appropriate, (d) to divide or combine the Shares into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares in the assets held, and (e) to take such other action with respect to the Shares as the Sponsor may deem desirable.

Section 2.02.       Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent for the Trust. No certificates certifying the ownership of Shares shall be issued except as the Sponsor may otherwise determine from time to time. The Sponsor may make such rules as it considers appropriate for the issuance of Share certificates, transfer of Shares and similar matters. The record books of the Trust as kept by the Trust, or any transfer or similar agent, as the case may be, shall be conclusive as to the identity of the Shareholders and as to the number of Shares held from time to time by each.

Section 2.03.       Transfer of Shares. Except as otherwise provided by the Sponsor, Shares shall be transferable on the books of the Trust only by the record holder thereof or by his duly authorized agent upon delivery to the Sponsor, the Trust's transfer or similar agent or other Person designated by the Sponsor of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor or contained in the By-Laws, if any, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the holder of such Shares for all purposes hereunder.

Section 2.04.       Investments in the Trust. Investments in the Trust may be accepted by the Trust from such Persons, at such times and on such terms as the Sponsor from time to time may authorize. Each investment shall be credited to the Shareholder’s account in the form of full and fractional Shares of the Trust at the net asset value per Share next determined after receipt of the investment; provided, however, that the Sponsor may, in its sole discretion, impose a sales charge, transaction fee or other charges upon investments or place such other restrictions on investments as the Sponsor, in its sole discretion, deems appropriate.

Section 2.05.       Status of Shares and Limitation of Personal Liability. The ownership of the Trust Property and the right to conduct the business of the Trust described herein are vested exclusively in the Sponsor and the Trustee. The Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any Trust Property, rights or interests of the Trust, nor can they be called upon to share or assume any losses of the Trust or suffer an assessment of any kind by virtue of their ownership of Shares. Every Shareholder, by virtue of having purchased a Share, shall become a Shareholder of the Trust and shall be held to have expressly assented and agreed to be bound by the terms hereof and to have become a party hereto. The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the existence of the Trust shall not operate to terminate the Trust, nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust, the Sponsor or the Trustee, but entitles such representative only to the rights of such Shareholder under this Trust Agreement. Ownership of Shares shall not constitute the Shareholders as partners. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified in this Trust Agreement or as specified by the Trust or the Sponsor when creating the Shares). No Shareholder shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law.

Section 2.06.       Designation and Rights of Shares. Shares of the Trust shall have the following rights and preferences:

(a)          Voting. All Shares of the Trust entitled to vote on a matter shall vote without differentiation on a one vote per each Share (including fractional votes for fractional shares) basis, as set forth in Article IX herein.

(b)          Equality. All the Shares shall represent an equal proportionate undivided interest in the assets of the Trust (subject to the liabilities of the Trust), and each Share shall be equal to each other Share.

(c)          Fractions. Any fractional Share shall carry proportionately all the rights and obligations of a whole Share, including rights with respect to voting, receipt of dividends and distributions, redemption of Shares and termination of the Trust.

Section 2.07.      Creation and Redemption of Shares. The Trust will create and redeem Shares from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to the Trust or the distribution by the Trust of the amount of ether or cash represented by the baskets being created or redeemed, the amount of which is equal to the combined NAV of the number of Shares included in the baskets being created or redeemed determined in accordance with the then current Prospectus and Authorized Participant Agreement.

Authorized Participants are the only persons that may place orders to create and redeem baskets. Authorized Participants must be (a) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions described below, and (b) DTC Participants. To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor. The Authorized Participant Agreement shall provide, consistent with the creation and redemption procedures set forth below, procedures for the creation and redemption of baskets and for the delivery of the ether required for such creation and redemptions. The Authorized Participant Agreement and the related procedures attached thereto may be amended by the Trust or the Sponsor (as the case may be), without the consent of any Shareholder or Authorized Participant. To the extent that the procedures for the creation and redemption of baskets in an Authorized Participant Agreement or Registration Statement conflict with the creation and redemption procedures set forth below, the terms set forth in the Authorized Participant Agreement or Registration Statement shall govern. The Sponsor may require the Authorized Participants to pay the Trust a fee for each order they place to create or redeem one or more Creation Baskets. The transaction fee may be reduced, increased or otherwise changed by the Sponsor in its sole discretion.

Each Authorized Participant shall be required to be registered as a broker-dealer under the Securities Exchange Act of 1934 and a member in good standing with the Financial Industry Regulatory Authority (“FINRA”), the self-regulatory agency for the financial services industry, or exempt from being or otherwise not required to be licensed as a broker-dealer or a member of FINRA, and shall be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may also be regulated under federal and state banking laws and regulations. Each Authorized Participant shall have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Sections 2.08 and 2.09 below specify the procedures that shall be used for the creation and issuance of Creation Baskets and the redemption of Redemption Baskets.

Section 2.08.      Creation and Issuance of Creation Baskets. The following procedures, except to the extent otherwise provided in the Authorized Participant Agreement for each Authorized Participant, which may be amended from time to time in accordance with the provisions of such Authorized Participant Agreement (and any such amendment shall not constitute an amendment of this Trust Agreement), shall apply to the creation and issuance of Creation Baskets. Subject to the limitations upon and requirements for issuance of Creation Baskets stated herein and in such procedures, the number of Creation Baskets that may be issued by the Trust shall be unlimited.

(a)          Creation and Issuance of Creation Baskets. On any Business Day, an Authorized Participant may place an order to create one or more baskets in the manner provided in the Authorized Participant Agreement (such request by an Authorized Participant, a “Purchase Order”). For purposes of processing Purchase and Redemption Orders, a “business day” means any day other than a day when the Exchange is closed for regular trading. Purchase Orders must be placed by 3:59 p.m., New York Time or the close of regular trading on the Exchange, whichever is earlier, for in-kind orders, or 2:00 p.m., New York Time or the close of regular trading on the Exchange, whichever is earlier, for cash orders. These order placement times are subject to change in the sole discretion of the Sponsor at any time and such changes need not be evidenced by an amendment to this Trust Agreement. The day on which the valid Purchase Order is received in the manner provided in the Authorized Participant Agreement and Registration Statement is referred to as the “Purchase Order Date” Authorized Participants may not withdraw a creation request.

Prior to the delivery of baskets for a Purchase Order, the Authorized Participant must have wired to the Ether Custodian or the Cash Custodian (as the case may be) the nonrefundable transaction fee, if applicable, due for the Purchase Order. An Authorized Participant shall also be responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to the transfer of ether and the issuance and delivery of Shares pursuant to its Purchase Order, regardless of whether such tax or charge is imposed directly on the Authorized Participant; and by placing a Purchase Order an Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax or charge, together with any applicable penalties, additions to tax and interest thereon.

The manner by which creations are made is dictated by the terms of the Authorized Participant Agreement. By placing a purchase order, an Authorized Participant agrees to deposit ether with the Ether Custodian or an equivalent amount of cash with the Cash Custodian. If an Authorized Participant fails to consummate the foregoing, the order will be cancelled.

(b)          Determination of Required Deposits. The total deposit required to create each basket (“Creation Basket Deposit”) changes from day to day and is published each night for the following Business Day. On each day that the Exchange is open for regular trading, the Administrator adjusts the quantity of ether constituting the Creation Basket Deposit as appropriate to reflect accrued expenses and any loss of ether that may occur, and publishes the required deposit amount for the following Business Day. The computation is made by the Administrator after 4:00 p.m. New York time. The Administrator determines the Creation Basket Deposit required to be delivered the following Business Day by dividing the number of ether held by the Trust as of the close of business on that Business Day, adjusted for the amount of ether constituting estimated accrued but unpaid fees and expenses of the Trust as of the close of business on that Business Day, by the quotient of the number of Shares outstanding at the close of business, multiplied by 10,000. Fractions of a ether smaller than eighth decimal place are disregarded for purposes of the computation of the Creation Basket Deposit. The Creation Basket Deposit so determined is communicated via electronic mail message to all Authorized Participants and is made available on the Sponsor’s website for the Shares. The Exchange also publishes the Creation Basket Deposit determined by the Administrator as indicated above.

(c)          Delivery of Required Deposits. An Authorized Participant who places a Purchase Order is responsible for transferring to the Trust’s account with the Ether Custodian the required amount of ether, or the equivalent cash amount with the Cash Custodian, by no later than 3:00 pm New York Time on the Business Day following the Purchase Order Date, or at such later time as may be agreed upon by the Sponsor and the Authorized Participant. Upon receipt of the deposit amount or cash equivalent amount, the Administrator will direct DTC to credit the number of baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery and ownership of ether until such ether has been received by the Ether Custodian on behalf of the Trust shall be borne solely by the Authorized Participant unless otherwise described in the Authorized Participant Agreement.

(d)          Rejection of Purchase Orders. Any Purchase Order shall be subject to rejection by the Sponsor at its sole discretion as set forth in the Authorized Participant Agreement. None of the Sponsor, the Person authorized to take Purchase Orders in the manner provided in the Authorized Participant Agreement, or the Ether Custodian shall be liable for the rejection of any Purchase Order or Creation Basket Deposit.

(e)          Changes in Creation Procedures. The procedures set forth in this Section 2.08 may be changed from time-to-time at the sole discretion of the Sponsor and need not be evidenced by an amendment to this Trust Agreement..

Section 2.09.      Redemption of Creation Baskets. The following procedures, except to the extent otherwise provided in the Authorized Participant Agreement for each Authorized Participant, which may be amended from time to time in accordance with the provisions of such Authorized Participant Agreement (and any such amendment shall not constitute an amendment of this Trust Agreement), apply to the redemption of Redemption Baskets.

(a)          Redemption Baskets.

(i)          The procedures by which an Authorized Participant can redeem one or more Redemption Baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Participant may place an order with the Marketing Agent to redeem one or more baskets (each, a “Redemption Order”). Redemption Orders must be placed by 3:59 p.m. New York Time or the close of regular trading on the Exchange, whichever is earlier; or 2:00 p.m. New York Time for cash orders or the close of regular trading on the Exchange, whichever is earlier. For a redemption of baskets utilizing the Agent Execution Model (as such term is defined in the Registration Statement), the Authorized Participant may be required to submit a Redemption Order by an early order cutoff time (the “Redemption Early Order Cutoff Time”). The Redemption Early Order Cutoff Time may be as early as 5:00 p.m. New York Time on the Business day prior to Redemption Order Date (as defined below). These order placement times are subject to change in the sole discretion of the Sponsor at any time and such changes need not be evidenced by an amendment to this Trust Agreement. A Redemption Order so received shall be effective on the date it is received in satisfactory form by the Person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement (“Redemption Order Date”). The redemption procedures shall allow Authorized Participants to redeem baskets but do not entitle an individual shareholder to redeem any Shares in an amount less than a Redemption Basket, or to redeem baskets other than through an Authorized Participant.

(ii)          By placing a Redemption Order, an Authorized Participant agrees to deliver the Shares to be redeemed through DTC’s book-entry system to the Trust not later than the Business Day following the Redemption Order Date. Prior to the delivery of the redemption distribution for a Redemption Order, the Authorized Participant must also have wired to the Sponsor’s account at the Ether Custodian or the Cash Custodian (as the case may be) the non-refundable transaction fee due for the Redemption Order. As a condition precedent to the surrender of any Shares or withdrawal of any Trust Property, the Sponsor (i) may require payment from the applicable Authorized Participant of a sum sufficient to reimburse it for any tax or other governmental charges and any transfer or other fee with respect thereto (including any such tax or charge and fee with respect to any ether being withdrawn) and payment of any applicable fees as herein provided and (ii) may also require compliance with any regulations the Trust may establish consistent with the provisions of this Agreement. The applicable Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.

An Authorized Participant may not withdraw a Redemption Order.

(iii)          The manner by which redemptions are made shall be dictated by the terms of the Authorized Participant Agreement. By placing a Redemption Order, an Authorized Participant agrees to deliver the Shares to be redeemed through DTC’s book-entry system to the Trust’s account through the Transfer Agent no later than the Business Day following the Redemption Order Date. In the event that on the Business Day following the Redemption Order Date, the Trust’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of Redemption Baskets to be redeemed pursuant to such Redemption Order the Transfer Agent shall send to the Authorized Participant, the Sponsor and the Ether Custodian via fax or electronic mail message notice of such fact and the Authorized Participant shall have two (2) Business Days following receipt of such notice to correct such failure. If such failure is not cured within such two (2) Business Day period, the Transfer Agent (in consultation with the Sponsor) will cancel such Redemption Order and will send via fax or electronic mail message notice of such cancellation to the Authorized Participant and the Ether Custodian, and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Transfer Agent, the Sponsor or the Ether Custodian related to the cancelled Redemption Order.

(b)          Determination of Redemption Distribution. The redemption distribution from the Trust shall consist of a transfer to the redeeming Authorized Participant of an amount of ether or an equivalent amount of cash that is determined in the same manner as the determination of Creation Basket Deposits discussed above. An estimate of the redemption distribution per basket shall be published as of the beginning of each Business Day in the manner provided for in the Authorized Participant Agreement.

(c)          Delivery of Redemption Distribution. The redemption distribution due from the Trust shall be delivered to the Authorized Participant no later than the Business Day on which the Trust’s DTC account has been credited with the Shares to be redeemed.

(d)          Suspension or Rejection of Redemption Orders. The Sponsor may, in its discretion, suspend the right of purchase or redemption or may postpone the redemption settlement date, for (1) for any period during which the Exchange is closed other than customary weekend or holiday closings, or trading on the Exchange is suspended or restricted, (2) any period during which an emergency exists as a result of which the fulfillment of a purchase order or the redemption distribution is not reasonably practicable (for example, as a result of an interruption in services or availability of the Prime Execution Agent, Ether Custodian, Cash Custodian, Administrator, or other service providers to the Trust, act of God, catastrophe, civil disturbance, government prohibition, war, terrorism, strike or other labor dispute, fire, force majeure, interruption in telecommunications, Internet services, or network provider services, unavailability of Fedwire, SWIFT or banks’ payment processes, significant technical failure, bug, error, disruption or fork of the Ethereum network, hacking, cybersecurity breach, or power, Internet, or Ethereum network outage, or similar event), or (3) such other period as the Sponsor determines to be necessary for the protection of the Shareholders of the Trust (for example, where acceptance of the U.S. dollars needed to create each Basket would have certain adverse tax consequences to the Trust or its Shareholders). For example, the Sponsor may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of the Trust’s assets. If the Sponsor has difficulty liquidating the Trust’s positions, e.g., because of a market disruption event or an unanticipated delay in the liquidation of a position in an over-the-counter contract, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the Sponsor, the person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement, the Ether Custodian or the Cash Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Redemption Orders must be made in whole baskets. The Sponsor acting by itself or through the Person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement may, in its sole discretion, reject any Redemption Order (1) the Sponsor determines not to be in proper form, (2) the fulfillment of which its counsel advises may be illegal under applicable laws and regulations, or (3) if circumstances outside the control of the Sponsor, the Person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement or the Custodian make it for all practical purposes not feasible for the Shares to be delivered under the Redemption Order. The Sponsor may also reject a redemption order if the number of Shares being redeemed would reduce the remaining outstanding Shares to 100,000 Shares or less.

(e)          Creation and Redemption Transaction Fee. To compensate the Trust for its expenses in connection with the creation and redemption of baskets, an Authorized Participant shall be required to pay a transaction fee to the Trust to create or redeem baskets, regardless of the number of baskets in such order. The transaction fee may be reduced, increased or otherwise changed by the Sponsor.

(f)          Changes in Redemption Procedures. The procedures set forth in this Section 2.09 may be changed from time-to-time at the sole discretion of the Sponsor and need not be evidenced by an amendment to this Trust Agreement.

(g)          Liability of Authorized Participants for Taxes and Other Governmental Charges. An Authorized Participant is responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge that may be imposed on the Trust or the Ether Custodian in connection with any delivery of ether by or on behalf of the Authorized Participant to the Ether Custodian (in the case of a Purchase Order placed by the Authorized Participant), or any delivery of ether to or for the account of the Authorized Participant (in the case of a Redemption Order placed by the Authorized Participant).

(h)          The Authorized Participant. The applicable Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.

Section 2.10.       Incidental Rights. From time to time, the Trust may come into possession of rights incident to its ownership of ether, which permit the Trust to acquire, or otherwise establish dominion and control over, other digital assets. These rights are generally expected to be “forked assets” that arise in connection with hard forks in the distributed ledger that maintains the full transaction history of the Ethereum network, airdrops offered to holders of ether and digital assets arising from other similar events without any action of the Trust or of the Sponsor or Trustee on behalf of the Trust. These rights are referred to as “Incidental Rights” and any digital assets acquired through Incidental Rights are referred to as “IR Assets” The Trust expressly disclaims all ownership of such Incidental Rights and IR Assets. Such assets are not and shall never be considered Trust Property and will not be taken into account for purposes of determining the Trust’s net asset value and the net asset value per Share. Pursuant to the terms of the Sponsor Agreement, the Sponsor agrees that any Incidental Rights and IR Assets into which the Trust comes into possession are considered the property of the Sponsor. Upon receipt of an Incidental Right or IR Asset, the Trust will, as soon as practicable, and, if possible, immediately, distribute such assets to the Sponsor.

Section 2.11.      Cash Distributions. Whenever the Trust distributes any cash, the Trust shall distribute the amount available for the distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that, if the Trust is required to withhold and does withhold from such cash an amount on account of taxes, the amount distributed to the Registered Owners shall be reduced accordingly. The Trust shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent. The Trust will not accept any deposits if it holds any cash or other property besides ether.

Section 2.12.      Other Distributions. Whenever the Trust receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited ether or other Trust Property), the Sponsor shall cause the Trust to distribute such property to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Trust or the Sponsor (acting for the Trust), in such manner as the Sponsor may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Sponsor such distribution cannot be made proportionately among the Registered Owners entitled thereto, or if for any other reason (including any requirement that the Trust, or the Sponsor on behalf of the Trust, withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act in order to be distributed to Registered Owners) the Sponsor deems such distribution not to be lawful and feasible, the Trust shall adopt such method as the Sponsor deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Trust or the Sponsor (acting for the Trust), including the public or private sale of property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trust to the Registered Owners entitled thereto as in the case of a distribution received in cash. Neither the Trust not the Sponsor shall be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trust pursuant to the Sponsor’s instruction or otherwise made by the Trust in good faith.

ARTICLE III.

TRUSTEE

Section 3.01.      Duties. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Act that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and no such duties shall be implied. The duties of the Trustee shall be limited to (a) accepting legal process served on the Trust in the State of Delaware, (b) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Act, and (c) any other duties specifically allocated to the Trustee in this Trust Agreement. To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or any Shareholder, it is hereby understood and agreed by the Sponsor that such duties and liabilities are replaced by the duties and liabilities of the Trustee expressly set forth in this Trust Agreement.

Section 3.02.      Liability of Trustee. The Trustee shall not be liable for the acts or omissions of the Sponsor, nor shall the Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Sponsor or the Trust under this Agreement. The Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence. In particular, but not by way of limitation:

(a)          the Trustee shall not be personally liable for any error of judgment made in good faith except to the extent such error of judgment constitutes gross negligence on its part;

(b)          no provision of this Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(c)          under no circumstances shall the Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(d)          the Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Sponsor;

(e)          the Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of any governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by an authorized officer of the Sponsor or any other corresponding directing party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;

(f)          in the exercise or administration of the trust hereunder, the Trustee (i) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith and with due care and (ii) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and with due care and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons;

(g)          except as expressly provided in this Article III, in accepting and performing the trust hereby created the Trustee acts solely as a trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof; and

(h)          the Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages under any circumstances.

Section 3.03.      Compensation and Expenses of the Trustee. The Trustee (or any successor Trustee) shall be entitled to receive compensation from the Sponsor or from the Trust for its services in accordance with such schedules as shall have been separately agreed to from time to time by the Sponsor and the Trustee or Trust. The Trustee may consult with counsel (who may be counsel for the Sponsor or for the Trustee). The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Trustee pursuant to this Section, provided that no such fees shall be payable to the extent that they are incurred as a result of the Trustee’s gross negligence, bad faith or willful misconduct. The Trustee may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Trustee is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments. Notwithstanding any other provision of this Agreement, all payments to the Trustee, including fees, expenses and any amounts paid in connection with indemnification of the Trustee in accordance with the terms of this Agreement will be payable only in U.S. Dollars.

Section 3.04.      Term; Resignation. The Trustee shall serve for the duration of the Trust and until the earlier of (a) the effective date of the Trustee’s resignation, or (b) the effective date of the removal of the Trustee. The Trustee may resign at any time by giving thirty (30) days written notice to the Sponsor; provided, however, that said resignation shall not be effective until such time as a successor Trustee has accepted such appointment. The Trustee may be removed at any time by the Sponsor by providing thirty (30) days written notice to the Trustee; provided, however, such removal shall not be effective until such time as a successor Trustee has accepted such appointment.

Section 3.05.      Successor Trustee. Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee. If no successor Trustee shall have been appointed and shall have accepted such appointment within forty-five (45) days after the giving of such notice of resignation or removal, the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. Any successor Trustee appointed pursuant to this Section shall be eligible to act in such capacity in accordance with this Trust Agreement and, following compliance with this Section, shall become fully vested with the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Trustee. Any such successor Trustee shall notify the Trustee of its appointment by providing a written instrument to the Trustee. At such time the Trustee shall be discharged of its duties herein. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Trustee may be transferred, shall, subject to the preceding sentence, be the Trustee under this Trust Agreement without further act.

Section 3.06.      Indemnification. The Trustee or any officer, affiliate, director, employee, or agent of the Trustee (each, an “Indemnified Person”) shall be entitled to indemnification from the Sponsor or the Trust, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including liabilities under State or federal securities laws) of any kind and nature whatsoever (collectively, “Expensed”), to the extent that such Expenses arise out of or are imposed upon or asserted against such Indemnified Persons with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of this Trust Agreement or the transactions contemplated hereby; provided, however, that the Sponsor and the Trust shall not be required to indemnify any Indemnified Person for any Expenses that are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. The obligations of the Sponsor and the Trust to indemnify the Indemnified Persons as provided herein shall survive the termination of this Trust Agreement.

The Trustee shall not be obligated to give any bond or other security for the performance of any of its duties hereunder.

ARTICLE IV.

THE SPONSOR

Section 4.01.      Management of the Trust. Pursuant to Sections 3806(a) and 3806(b)(7) of the Delaware Act, the Trust shall be managed by the Sponsor and the conduct of the Trust's business shall be controlled and conducted solely by the Sponsor in its sole discretion in accordance with this Trust Agreement. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor except as limited, restricted or prohibited by the express provisions of this Trust Agreement (see, e.g., Section 1.04). The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid or any other power.

The Trust shall not engage in any business or activities other than those authorized by this Trust Agreement or incidental and necessary to carry out the duties and responsibilities set forth in this Trust Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in this Trust Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

Section 4.02.      Authority of Sponsor. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement (see, e.g., Sections 1.02 and 1.04) or the Delaware Act, the Sponsor shall have and may exercise on behalf of the Trust, all powers and rights the Sponsor, in its sole discretion, deems necessary, proper, convenient or advisable to effectuate and carry out the purposes, activities and objectives of the Trust, which shall include, without limitation, the following:

(a)          To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements (including, but not limited to, insurance agreements) and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities and administration, and the activities and administration of the Trust, including, but not limited to contracts with third parties for services; provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Trust are commercially reasonable;

(b)          To establish, maintain, deposit into, and/or otherwise draw upon accounts on behalf of the Trust with appropriate custodial, banking or other institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust, as applicable, by the Sponsor;

(c)          To deposit, withdraw, pay, retain and distribute ether and Trust Property, or any portion thereof, in any manner consistent with the provisions of this Trust Agreement;

(d)          To place ether orders for the Trust with ether exchanges and/or OTC market participants directly or through any electronic or other trading system;

(e)          To supervise the preparation and filing of the Registration Statement and the Trust’s prospectus (the “Prospectus”) and to execute the Registration Statement on behalf of the Trust;

(f)           To pay or authorize the payment of distributions to the Shareholders and pay or authorize the payment of the expenses of the Trust;

(g)          To hold or dispose of Trust Property and to subscribe for, purchase or otherwise acquire, own, hold, pledge, sell, assign, transfer, exchange, distribute, or otherwise deal in Trust Property, in each case subject to the limitations imposed by Section 1.04, and to do any and all acts and things for the maintenance, preservation, and protection of Trust Property; provided, however, that if the Sponsor sells ether to permit payment of expenses under this Trust Agreement, the Sponsor shall endeavor to sell ether at such times and in the smallest amounts required to permit payment of expenses as they come due, it being the intention to avoid or minimize the Trust’s holdings of assets other than ether. Neither the Trustee nor the Sponsor shall be liable or responsible in any way for loss or depreciation resulting or incurred by reason of any sale made pursuant to this Section 4.02;

(h)          To exercise powers and right of subscription or otherwise with respect to the ownership of Trust Property;

(i)           To prepare and file an application to enable the Shares to be traded on the Exchange and to take any other action and execute and deliver any documents that may be necessary to effectuate such trading;

(j)           To litigate, compromise, arbitrate, settle or otherwise adjust claims in favor of or against the Trust, or any matter in controversy, including but not limited to claims for taxes;

(k)          To contract with any Person(s) appointing such Person(s), including any Affiliate, to provide services to the Trust, including without limitation, accountants, administrators, auditors, ether exchanges and over-the-counter (“OTC”) market participants, index providers, transfer agents, shareholder servicing agents, marketing agents or other agents for the Trust;

(l)           To determine, in its sole discretion and exclusive authority, the net asset value of the Trust and the net asset value per Share of the Trust. The Sponsor may, and hereby does, delegate to the Administrator the responsibility to calculate the Trust’s net asset value and net asset value per Share, based on a pricing source selected by the Sponsor, in its sole discretion, and pursuant to the valution metholodgy set forth in the Trust’s Registration Statement and in accordance with the terms of the Fund Administration and Accounting Agreement entered into between the Trust and the Administrator, as may be amended from time to time. The Sponsor may revoke its delegation to the Administrator of the responsibility of calculating the Trust’s net asset value and the net asset value per Share at any time in its sole discretion; and

(m)          To enter into the Sponsor Agreement on terms and conditions acceptable to the Sponsor.

(n)          To enter into and effectuate any agreement whereby the Trust will purchase the assets of any other Person(s) pursuant to which such Person(s) contribute assets to the Trust in exchange for Shares of the Trust and/or the assumption by the Trust of the liabilities of such Person(s).

The agreement pursuant to which an Affiliate is to perform services for the Trust shall be terminable by the Trust without penalty upon discovery of acts of fraud or willful malfeasance of the Affiliate in performing its duties thereunder.

Section 4.03.      Obligations of Sponsor. In addition to the obligations expressly provided by the Delaware Act or this Trust Agreement, the Sponsor shall:

(a)          Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(b)          Retain independent public accountants to audit the accounts of the Trust;

(c)          Employ attorneys to represent the Trust;

(d)          Select the Trust’s Trustee, administrator, transfer agent, custodian(s), ether exchange counterparties and OTC market participant counterparties, index provider, marketing agent(s); insurer(s) and any other service provider(s) and cause the Trust to enter into contracts with such service provider(s);

(e)          Develop a marketing plan for the Trust on an ongoing basis and prepare marketing materials regarding the Trust;

(f)           Maintain the Trust’s website;

(g)          Acquire and sell ether, subject in each instance to the limitations imposed by Section 1.04, with a view to providing Shareholders with exposure to ether at a price that is reflective of the actual ether market where investors can purchase or sell ether, less the expenses of the Trust’s operations, valuing the Trust’s Shares daily based on a pricing methodology adopted by the Sponsor in its discretion (for the avoidance of doubt, the Sponsor may select such pricing methodology without Shareholder approval);

(h)          Enter into an Authorized Participant Agreement with each Authorized Participant and discharge the duties and responsibilities of the Trust and the Sponsor thereunder;

(i)           Receive directly or through its delegates from Authorized Participants and process or cause its delegates to process properly submitted Purchase Orders, as described in Section 2.08 herein and in the Authorized Participant Agreement;

(j)           In connection with Purchase Orders, receive directly or through its delegates the number of ether and/or cash in an amount equal to the net asset value of a Creation Basket from Authorized Participants;

(k)          In connection with Purchase Orders, after accepting an Authorized Participant’s Purchase Order and receiving ether and/or cash, as applicable, in an amount equal to the NAV of the Creation Basket(s), the Sponsor or its delegate shall direct the Trust’s appointed transfer agent (“Transfer Agent”) to credit the Creation Baskets to fill the Participant’s Purchase Order within one Business Day immediately following the Purchase Order Date;

(l)           Receive directly or through its delegates from Authorized Participants and process or cause its delegates to process properly submitted Redemption Orders, as described in Section 2.09 herein and in the Authorized Participant Agreement;

(m)          In connection with Redemption Orders, after receiving the Redemption Order specifying the number of Creation Baskets that the Authorized Participant wishes to redeem and after the Trust’s DTC account has been credited with the Creation Baskets to be redeemed, the Sponsor or its delegates shall transfer to the redeeming Authorized Participant: i) in the case of a cash redemption, an amount of cash and ii) in the case of an in-kind redemption, an amount of ether, in each case equal to the NAV of the Trust multiplied by the number of Shares to be redeemed under the Redemption Order;

(n)          Assist in the preparation and filing of reports and proxy statements (if any) to the Shareholders, the periodic updating of the Registration Statement and Prospectus and other reports and documents for the Trust required to be filed by the Trust with the SEC and other governmental bodies;

(o)          Use its best efforts to maintain the status of the Trust as a grantor trust for U.S. federal income tax purposes, including making such elections, filing such tax returns, and preparing, disseminating and filing such tax reports, as it is advised by its counsel or accountants are from time to time required by any statute, rule or regulation of the United States, any State or political subdivision thereof, or other jurisdiction having taxing authority in respect of the Trust or its administration. The expense of accountants employed to prepare such tax returns and tax reports shall be an expense of the Trust.

(p)          Monitor all fees charged to the Trust, and the services rendered by the service providers to the Trust, to determine whether the fees paid by, and the services rendered to, the Trust are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Trust;

(q)          Perform such other services as the Sponsor believes the Trust may from time to time require; and

(r)           In general, to carry out any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing clauses shall be construed as both objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

The Sponsor shall be entitled to delegate its obligations under this Trust Agreement and applicable law to third parties, including any Affiliate, and shall not be liable for the actions of such third party to the extent the selection of such third party was made with reasonable care or, as applicable, the selection of such Affiliate was made in accordance with Section 4.02(a).

Section 4.04.      Compensation of the Sponsor. The Sponsor shall be entitled to compensation for its services as Sponsor of the Trust as set forth in the Sponsor Agreement (the “Sponsor Fee”). The Sponsor Agreement stipulates that the Sponsor Fee is payable monthly in arrears. In limited circumstances and only if deemed in the best interests of Shareholders, the Sponsor is authorized to instruct the Administrator to change the dates on which the Sponsor Fee is deducted as described in the Registration Statement. The Sponsor Fee payment dates may be delayed in order for the Trust, which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), to report in accordance with any of the methods described in Treasury Reg. Section 1.671-5(c)(2)(iv)(B). The Trustee shall have no liability or responsibility for amounts paid to the Sponsor pursuant to this Section 4.04. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of its fee payable under this Section 4.04. The Sponsor is under no obligation to waive its fees hereunder, and any such waiver shall create no obligation to waive fees during any period not covered by the applicable waiver. Any fee waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder.

Section 4.05.      Sponsor’s Obligations with Respect to Hard Forks. Because ether software is open source, any user can download the software, modify it and then propose that ether users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Ethereum network remains uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is nonetheless implemented by some users and miners and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., a “split”) of the Ethereum network (and the blockchain), with one version running the pre-modified software and the other running the modified software. The effect of such a “hard” fork would be the existence of two (or more) versions of the Ethereum network running in parallel, but with each version's ether lacking interchangeability. Additionally, a fork could be introduced by an unintentional, unanticipated software flaw in the multiple versions of otherwise compatible software users run.

Neither the Trust nor the Sponsor shall have any discretion to take any actions that would impact hard fork transactions or similar transactions, and either the Trust or the Sponsor (or both) shall reject any offer to engage in a hard fork or similar transaction should the ability to engage in such a transaction arise. However, if such a transaction does occur despite a lack of participation or outright opposition by the Trust or the Sponsor (or both) and as a result the Trust comes into possession of the original ether and the new alternative forked asset, the Sponsor shall promptly determine, in good faith and in its sole discretion, which digital asset network is generally accepted as the Ethereum network and should therefore be considered the appropriate network for the Trust's purposes. The Sponsor will base its determination on a variety of then relevant factors, including, but not limited to, the Sponsor’s beliefs regarding expectations of the core developers of ether, users, services, businesses, miners and other constituencies, as well as the actual continued acceptance of, mining power on, and community engagement with, the Ethereum network. The outcome of such determination shall determine which asset is “ether” and which is the “forked asset.” The asset that is not the native currency of the network determined by the Sponsor to be the Ethereum network shall constitute an IR Asset, which, pursuant to Section 2.10 herein, the Trust has expressly disclaimed in favor of the Sponsor. Accordingly, the Trust shall, as soon as practicable, and, if possible, immediately, distribute such assets to the Sponsor. Such forked assets to which the Trust comes into possession are not and shall never be considered Trust Property.

Section 4.06.       Liability of Sponsor and Indemnification.

(a)          The Sponsor shall not be under any liability to the Trust, the Trustee or any Shareholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Trust Agreement, or for errors in judgment or for depreciation or loss incurred by reason of the sale of any ether or other assets held in trust hereunder; provided, however, that this provision shall not protect the Sponsor against any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, or willful misconduct. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, the Trustee’s counsel or by any other Person for any matters arising hereunder. The Sponsor shall in no event be deemed to have assumed or incurred any liability, duty, or obligation to any Shareholder or to the Trustee other than as expressly provided for herein. The Trust shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.

(b)          Unless otherwise expressly provided herein:

(i)           whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, on the other hand; or

(ii)          whenever this Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c)          the Sponsor and its shareholders, members, directors, officers, employees, Affiliates and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified by the Trust and held harmless against any loss, liability or expense incurred hereunder without gross negligence, bad faith, or willful misconduct on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations hereunder or any actions taken in accordance with the provisions of this Trust Agreement. Any amounts payable to a Sponsor Indemnified Party under this Section 4.06 may be payable in advance or shall be secured by a lien on the Trust. The Sponsor shall not be under any obligation to appear in, prosecute or defend any legal action that in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of this Trust Agreement and the rights and duties of the parties hereto and the interests of the Shareholders and, in such event, the legal expenses and costs of any such action shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust. The obligations of the Trust to indemnify the Sponsor Indemnified Parties as provided herein shall survive the termination of this Trust Agreement.

ARTICLE V.

BOOKS OF ACCOUNT AND CERTIFICATE OF TRUST

Section 5.01.      Books of Account. Proper books of account for the Trust shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Trust’s business as are required by the Securities Act of 1933, as amended, and all other applicable rules and regulations, and as are usually entered into books of account kept by Persons engaged in a business of like character. The books of account shall be kept at the principal office of the Trust, the Administrator or any other service provider engaged by the Sponsor to perform such service.

Section 5.02.      Certificate of Trust. Except as otherwise provided in the Delaware Act or this Trust Agreement, the Sponsor shall not be required to mail a copy of any Certificate of Trust filed with the Secretary of State of the State of Delaware to each Shareholder; however, such certificates shall be maintained at the principal office of the Trust and shall be available for inspection and copying by the Shareholders in accordance with this Trust Agreement.

ARTICLE VI.

AMENDMENT OF TRUST AGREEMENT

Except as specifically provided herein, the Sponsor, in its sole discretion and without Shareholder consent, may amend or otherwise supplement this Trust Agreement, other than Section 1.4 hereof, by making an amendment, a Trust Agreement supplemental hereto, or an amended and restated declaration of trust and trust agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by the Sponsor in its sole discretion. Any amendment to the Trust Agreement that affects the duties, liabilities, rights or protections of the Trustee shall require the Trustee’s prior written consent, which it may grant or withhold in its sole discretion.

ARTICLE VII.

TERM

The term for which the Trust shall exist shall be perpetual, unless terminated pursuant to the provisions of Article VIII hereof or as otherwise provided by law.

ARTICLE VIII.

TERMINATION/RE ORGANIZATION

Section 8.01.       Termination of the Trust. Subject to the notice requirements in this Section 8.01, the Trust:

(a)          may be dissolved at any time and for any reason by the Sponsor in its sole discretion;

(b)          shall be dissolved at any time upon the occurrence of the following events:

(i)           the Shares are delisted from the Exchange and are not approved for listing on another national securities exchange within five Business Days of their delisting;

(ii)          180 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee, and a successor trustee has not been appointed and accepted its appointment;

(iii)          the SEC determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Sponsor has made the determination that termination of the Trust is advisable;

(iv)          the Commodity Futures Trading Commission determines that the Trust is a commodity pool under the Commodity Exchange Act of 1936, and the Sponsor has made the determination that termination of the Trust is advisable;

(v)          the Trust is determined to be a “money services business’ under the regulations promulgated by FinCEN under the authority of the US Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder or is determined to be a “money transmitter” (or equivalent designation) under the laws of any state in which the Trust operates and is required to seek licensing or otherwise comply with state licensing requirements, and the Sponsor has made the determination that termination of the Trust is advisable;

(vi)          a United States regulator requires the Trust to shut down or forces the Trust to liquidate its ether;

(vii)         any ongoing event exists that either prevents the Trust from making or makes impractical the Trust’s reasonable efforts to make a fair determination of the price of ether for purposes of determining the net asset value of the Trust;

(viii)        the Sponsor determines that the aggregate net assets of the Trust in relation to the operating expenses of the Trust make it unreasonable or imprudent to continue the business of the Trust;

(ix)          the Trust fails to qualify for treatment, or ceases to be treated, as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, and the Sponsor determines that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable;

(x)           60 days have elapsed since DTC or another depository has ceased to act as depository with respect to the Shares, and the Sponsor has not identified another depository that is willing to act in such capacity;

(xi)          the Trustee, solely at the written direction of the Shareholders, elects to terminate the Trust after the Sponsor is conclusively deemed to have resigned effective immediately as a result of the Sponsor being adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property being appointed, or a trustee or liquidator or any public officer taking charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation and a successor sponsor has not been appointed; or

(xii)         the Sponsor elects to terminate the Trust after the Trustee, Administrator, Ether Custodian, or the Cash Custodian (or any successor trustee, administrator or custodian) resigns or otherwise ceases to be the trustee, administrator or custodian of the Trust, as applicable, and no replacement trustee, administrator and/or custodian acceptable to the Sponsor is engaged.

(c)          Written notice of termination with respect to the Trust, specifying the anticipated date of termination and the anticipated period during which the assets of the Trust will be liquidated, generally shall be given by the Sponsor to Shareholders of the Trust at least thirty (30) days prior to termination of the Trust. Upon the dissolution of the Trust, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the majority of the Shareholders may propose and approve and who agrees to serve hereunder) shall take full charge of the Trust Property. Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Act, the affairs of the Trust shall be wound up by the Sponsor or the Liquidating Trustee, and all ether owned by the Trust shall be liquidated as promptly as is consistent with obtaining the fair value thereof and in such a manner so as to effectuate orderly sales and a minimal market impact. The Liquidating Trustee may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under this Trust Agreement, uninvested and without liability for interest, for the pro rata benefit of Shareholders that had not theretofore been redeemed. The Liquidating Trustee shall not be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with the provisions of this Section 8.01. The Liquidating Trustee may suspend its sales of ether upon the occurrence of unusual or unforeseen circumstances, including, but not limited to, a suspension in trading of ether or similar market event. Upon receipt of proceeds from the sale of the last ether held hereunder, all proceeds shall be applied and distributed in the following order of priority:

(i)           pay to Sponsor from the Trust an amount equal to the sum of (1) any compensation due it for extraordinary or other services, (2) any advances made but not yet repaid and (3) reimbursement of any other disbursements as provided herein;

(ii)          deduct from the Trust any amounts that the Liquidating Trustee, in its sole discretion, shall deem necessary or appropriate to pay on behalf of the Trust any applicable taxes or other governmental charges that may be payable by the Trust and any other contingent or future liabilities of the Trust; and

(iii)          distribute each Shareholder’s interest in the remaining assets of the Trust.

(d)          Following the dissolution and windup of the Trust, including distribution of the assets of the Trust, the Trust shall terminate and the Sponsor or the Liquidating Trustee, as the case may be, shall instruct the Trustee in writing to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Act at the expense of the Sponsor or the Liquidating Trustee, as the case may be. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation. Upon the termination of the Trust, the Sponsor will be discharged from all obligations under the Trust Agreement except for its certain obligations that survive termination of the Trust Agreement.

Section 8.02.      Merger and Consolidation. The Sponsor may cause (a) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (b) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (c) the Shares of the Trust to be issued or exchanged for shares or assets in another trust or company under or pursuant to any state or federal statute to the extent permitted by law.

For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (a) — (c) above without any vote or other action of the Shareholders.

Section 8.03.      Dissolution of Sponsor Not to Terminate Trust. The dissolution of the Sponsor, or its ceasing to exist as a legal entity from, or for, any cause, shall not operate to terminate this Trust Agreement insofar as the duties and obligations of the Trustee are concerned.

ARTICLE IX.

SHAREHOLDERS' VOTING POWERS AND MEETINGS

Section 9.01.     Voting Powers. Except as required under applicable Federal law or under the rules or regulations of an Exchange, Shareholders shall have no voting rights hereunder (including with respect to mergers, consolidations or conversions of the Trust or transfers to or domestication in any jurisdiction by the Trust or any other matters that under the Delaware Act default voting rights are provided to holders of beneficial interests). The Shareholders shall have the right to vote on other matters only as the Sponsor may consider desirable and so authorize in its sole discretion. To the extent that federal or Delaware law is amended, modified or interpreted by rule, regulation, order, or no-action letter to (on a mandatory basis) expand, eliminate or limit Shareholders’ right to vote on any specific matter, the Shareholders’ right to vote shall be deemed to be amended, modified or interpreted in accordance therewith without further approval by the Sponsor or the Shareholders. Nothing set forth in this Trust Agreement shall be construed so as to constitute the Shareholders from time to time as partners or members of an association; nor shall any Shareholder ever be liable to any third person by reason of any action taken by the parties to this Trust Agreement, or for any other cause whatsoever. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. Shares may be voted in person or by proxy or in any manner determined by the Sponsor.

Section 9.02.      Voting Power and Meetings. Meetings of the Shareholders may be called by the Sponsor for such purposes as may be prescribed by law or by this Trust Agreement.

Section 9.03.      Place of Meetings. A meeting of Shareholders shall be held at any place designated by the Sponsor or an officer of the Trust.

Section 9.04.      Notice of Shareholders’ Meeting. All notices of meetings of Shareholders shall be sent or otherwise given to each Shareholder of record not less than seven nor more than one hundred and twenty days before the date of the meeting in the manner determined by the Sponsor. The notice shall specify: (a) the place, date and hour of the meeting; and (b) the general nature of the business to be transacted.

Section 9.05.      Adjourned Meeting; Notice. Any Shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the Sponsor or by the vote of a majority of the Shares of the Trust, as the case may be, represented at that meeting, either in person or by proxy. When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty days from the date set for the original meeting, in which case the Sponsor shall set a new record date. Notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

Section 9.06.      Voting Procedure. The Trust shall be authorized to solicit, and a Shareholder shall be entitled to submit a proxy ballot containing the voting instructions of such Shareholder, in person, or by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media, provided, however, that the Sponsor or an officer of the Trust may limit or delineate the types of media and methods by which a Shareholder may submit voting instructions. On any matter any Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares which the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to the total Shares that the Shareholder is entitled to vote on such proposal.

Section 9.07.      Quorum and Required Vote. Except when a larger quorum is required by applicable law or by this Trust Agreement, the presence (in person or by ballot) of thirty-three and one-third percent (33 1/3%) of the Shares entitled to vote shall constitute a quorum at a Shareholders’ meeting. Any meeting of Shareholders may be adjourned consistent with the provisions of Section 9.05 above, whether or not a quorum is present. When a quorum is present at any meeting, a majority of the Shares represented at the meeting shall decide any questions except when a different vote is required by any provision of this Trust Agreement or by applicable law.

Section 9.08.      Action by Written Consent. Any action taken by Shareholders may be taken without a meeting so long as Shareholders holding a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of this Trust Agreement or federal law) or holding a majority (or such larger proportion as aforesaid) of the Shares entitled to vote separately on the matter consent to the action in writing or by other electronic means (such as via telephone or the internet) and such written consent or a record of such electronic consent is filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

Section 9.09.      Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, the Sponsor may from time to time fix a date, which shall be not more than one-hundred and twenty days before the date of any meeting of Shareholders, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date. For the purpose of determining the Shareholders who are entitled to receive payment of any dividend or of any other distribution, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Sponsor shall find it necessary or convenient in respect of any matter, the Sponsor may from time to time fix a date, which shall be before the date for the payment of such dividend or such other payment, as the record date for determining the Shareholders having the right to receive such dividend or distribution. Without fixing a record date the Sponsor may for voting and/or distribution purposes close the register or transfer books for all or any part of the period between a record date and a meeting of Shareholders or the payment of a distribution.

Section 9.10.      Waiver of Notice by Consent of Absent Shareholders. Any Shareholder may waive notice, which waiver may be submitted by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media. The waiver of notice need not specify either the business to be transacted or the purpose of any meeting of Shareholders. Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the beginning of the meeting.

Section 9.11.      Proxies. Every person entitled to vote on any matter shall have the right to do so either in person or by one or more agents authorized by a written or electronic proxy authorized by the person and filed with the Sponsor. A proxy shall be deemed authorized if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telephonic or internet transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A validly authorized proxy that does not state that it is irrevocable shall continue in full force and effect unless (a) revoked by the person executing it before the vote pursuant to that proxy by a writing delivered to the Trust stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing that proxy; or (b) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided however, that no proxy shall be valid after the expiration of eleven months from the date of the proxy unless otherwise provided in the proxy.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.01.    Certain Matters Relating to Shareholders.

(a)         By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Shareholder shall be deemed to be a beneficiary of the Trust created by this Trust Agreement and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Trust Agreement. Upon issuance as provided herein, Shares shall be fully paid and non- assessable.

(b)         The death or incapacity of any Shareholder shall not operate to terminate this Trust Agreement or the Trust, nor entitle such Shareholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Shareholder expressly waives any right such Shareholder might have under any rule of law, or the provisions of any statute, or otherwise, to require the Trust, Sponsor or the Trustee at any time to account, in any manner other than as expressly provided in this Trust Agreement, in respect of the ether or moneys from time to time received, held and applied by the Sponsor hereunder.

(c)          Except as otherwise provided under Delaware law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Shareholder shall be liable for claims against, or debts of the Trust in excess of his capital contribution and his share of the Trust property and undistributed profits, except in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Authorized Participant Agreement delivered in connection with his purchase of Shares. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption unless, under Delaware law, such Shareholder is liable to repay such amount.

(d)          Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of such instrument are not binding upon any Shareholder individually but are binding only upon the assets and property of the Trust, and no resort shall be had to the Shareholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Trust Agreement and may contain any further recital which the Sponsor deems appropriate, but the omission thereof shall not operate to bind any Shareholder individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking.

(e)           It is the intent of the parties that the execution, delivery and performance of the transactions contemplated by this Trust Agreement shall not result in the Trustee's being required to obtain a license or make a registration under any federal or state law including rules pertaining to virtual currencies under Title 23, Part 200 of New York Codes, Rules and Regulations, the U.S. Commodity Exchange Act or any federal or state law regulating, money transmitters, money services business, providers of prepaid or stored value or similar entities, or virtual currency business.

Section 10.02.      Delaware Law to Govern. The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 10.02, and provided further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Act) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Shareholders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Act shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

Section 10.03.    Provisions in Conflict with Law or Regulations.

(a)          The provisions of this Trust Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any of such provisions is in conflict with the Code, the Delaware Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Trust Agreement; provided, however, that such determination shall not affect any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination.

(b)          If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

Section 10.04.    Interpretation. To the fullest extent permitted by law and notwithstanding any other provision of this Trust Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

Section 10.05.    Notices. All notices and other communications under this Trust Agreement shall be in writing in English, signed by the party giving it, and shall be deemed given, if to the Trustee or the Sponsor, when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Trustee or the Sponsor, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Sponsor, to:
Bitwise Investment Advisers, LLC
Attn: Paul (“Teddy”) Fusaro and Katherine Dowling
250 Montgomery Street. Suite 200
San Francisco, California 94104

If to the Trustee, to:
CSC Delaware Trust Company
Attn: Corporate Trust Administration
251 Little Falls Drive
Wilmington, DE 19808

Any notice to be given to a Shareholder shall be duly given if mailed or delivered to DTC Participants designated by DTC for delivery to Shareholders.

Section 10.06.      Headings. The headings used in this Trust Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Trust Agreement.

Section 10.07.      Counterparts. This Trust Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.08     Corporate Transparency Act The Corporate Transparency Act (31 U.S.C. § 5336) and its implementing regulations (collectively, the “CTA”), may require the Trust to file reports with Financial Crimes Enforcement Network. It shall be Sponsor’s duty and not the Trustee’s duty to prepare such filings, cause the Trust to make such filings, and to cause the Trust to comply with its obligations under the CTA, if any.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Amended and Restated Declaration of Trust and Trust Agreement to be duly executed and delivered as of May 28, 2024.

BITWISE INVESTMENT ADVISERS, LLC,
as Sponsor

By:
Title: Chief Operating Officer and Secretary
Name: Paul (“Teddy”) Fusaro

CSC DELAWARE TRUST COMPANY,
as Trustee

By:
Title: Vice President
Name: Greg Daniels